RESOLUTIONS

WHEREAS, Aid Association for Lutherans ("AAL") desires to develop, sell, issue and administer variable immediate annuity contracts, and to establish and operate such separate accounts as may be necessary or appropriate for AAL's planned variable immediate annuity contracts;

WHEREAS, the Board of Directors of AAL intends to authorize AAL management to proceed with the development of this plan and to obtain the necessary state and federal approvals in connection with the contracts and the separate accounts;

NOW THEREFORE BE IT RESOLVED, that AAL shall make all necessary state insurance department filings necessary to obtain approvals to issue variable immediate annuity contracts, including but not limited to, filing with state insurance departments the form of the Certificate of Membership and Annuity.

RESOLVED, that pursuant to authority granted under Section 614.24 of Wisconsin Statutes, AAL hereby establishes a separate account to provide a funding medium to support reserves under variable immediate annuity contracts issued by AAL, under the name of "AAL Variable Annuity Account II" (the "Account"), under which income, gains and losses, whether or not realized, from assets allocated to the Account, are, in accordance with the applicable contract, credited to or charged against the Account without regard to other income, gains or losses of AAL, with assets attributable to contracts to be held and applied exclusively for the benefit of the contract owners; under which contracts any accumulation or value of the contracts, or any portion thereof, or any unit of interest or participation therein, varies according to the investment experience of the Account; the assets of which Account shall be legally segregated from the general account assets of AAL and shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the Account, and at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities; and that portion of such assets having a value equal to, or approximately equal to, such reserves and contract liabilities shall not be chargeable with liabilities arising out of any other business which AAL may conduct.

RESOLVED, that any Chief Executive Officer, President, Senior or Executive Vice President, Vice President, Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer of AAL ("Officers") is hereby authorized, for and on behalf of AAL, and with respect to the Account, to execute and file with the Securities Exchange Commission ("SEC"): a notification of registration, and a registration statement on the applicable forms, to provide for the registration of the Account as a unit investment trust investment company under the Investment Company Act of 1940("1940 Act"); any application or applications for exemptions from provisions of the 1940 Act and/or rules thereunder which application of applications may be on behalf of any other separate account established by AAL or any affiliated company of AAL, now or in the future; a registration statement on an applicable form to register the contracts or interests thereunder (which may be in an indefinite amount) from time to time under the Securities Act of 1933, as amended ("1933 Act"), all in such form as such Officers may approve and amendments, exhibits and other supporting documents thereto,

RESOLVED, that the above AAL Officers are hereby authorized to establish sub-accounts in the Account; to provide that allocations may be made thereto pursuant to contract provisions and contract owner instructions; to add, remove, consolidate or otherwise modify sub-accounts of the Account; and to change the name of the Account.

RESOLVED, that the above AAL Officers are hereby authorized to create, establish, and provide the funds and administrative services for one or more separate investment companies; that the Account shall invest in shares of such investment companies established for this purpose (underlying mutual funds) as the Officers may designate, now or in the future, consistent with the contracts and applicable law; that given sub-accounts of the Account shall invest in only one company or one series of a company; that the contracts issued by AAL may include a provision for investment in AAL's general account, in which case the values shall be combined with other AAL assets and shall be subject to the maintenance of solvency and other provisions applicable to the general account.

RESOLVED, that Woodrow E. Eno, the general counsel of AAL, or his successor, is hereby designated as the person authorized to receive notices and communications from the SEC with respect to such registration statements to be filed under the 1933 Act and the rules and regulations of the SEC issued thereunder, as well as with respect to any other filing made under any state or federal law.

RESOLVED, that the above AAL Officers (and such other officers and employees of AAL as the President of AAL may designate), and each of them, are hereby authorized, for and on behalf of AAL, now and in the future, to take such other and further action and to execute such other and further instruments, amendments, exhibits, and other supporting documents (including, without limitation, a distribution agreement with a principal underwriter in compliance with the Securities Exchange Act of 1934, with respect to sale of the contracts) as they, or any of them, may deem necessary or appropriate to carry out the purposes of the foregoing resolutions or to comply with applicable law.